Exhibit 4.1

SUBSCRIPTION AGREEMENT

THIS AGREEMENT made as of _________, between __________ (hereinafter referred to as the “Purchaser”) and Gourmet Renee LLC dba Bircus Brewing Company (hereinafter referred to as the “Company”).

WITNESSETH:

WHEREAS, the Purchaser wishes to buy from the Company and the Company wishes to sell to such Purchaser the number of shares set forth next to such Purchaser’s name on the attached Exhibit A, which Exhibit A is hereby incorporated herein by reference and made a part hereof.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained, it is agreed as follows:

1.            SALE AND PURCHASE. The Corporation agrees to sell a total of _____ of its shares of Common Membership Interests (“Common Units”) to the Purchaser. The Purchaser agrees to purchase such Common Units from the Company.

2.            PRICE. The Company and Purchaser agree that the purchase price for each Common Unit shall be One Thousand and 00/100 Dollars ($1,000.00).

3.            PAYMENT. The Company and Purchaser agree that the payment for the purchase payable by each Purchaser shall be as is set forth on Exhibit A, with the purchase price for said shares payable upon signing of this Agreement.

4.            PURCHASER REPRESENTATIONS. The Purchaser makes the following representations and warranties to the Company:

a.	Purchaser is acquiring the units for Purchaser’s own account, solely for investment purposes and not with any present intention of entering into or making any subsequent sale, assignment, conveyance, pledge, hypothecation or other transfer thereof.

b.	Purchaser has such knowledge and experience in business and financial matters and investments, especially in nonmarketable securities, and that Purchaser is capable of evaluating the risk and merits of this investment.

c.	Purchaser is able to bear the economic risks of this investment.

d.	Purchaser understands that there will be no market for the resale of the Common Units.

e.	Purchaser has been provided with or permitted access to all information which Purchaser deems material to formulating an investment decision and that such information has been sufficient to make an informed investment decision.

f.	Purchaser is aware of any and all restrictions imposed by the Company on the Common Units, including, but not limited to, the Amended and Restated Operating Agreement, as amended from time to time.

g.	Purchaser is a resident of the State of _________.

5.            INDIVIDUAL REPRESENTATIONS. If the Purchaser is an individual, he or she makes the following representations, and has marked “x” in the box before each of the applicable representations

a.	☐	Purchaser is at least 18 years of age.
b.	☐	Purchaser is not investing more than 10% of his or her liquid net worth (cash, cash equivalents and readily marketable securities) in the Common Units.
c.	☐	Purchaser has a minimum annual gross income of $70,000 and a minimum net worth of $70,000 exclusive of automobile, home and home furnishings.
d.	☐	Purchaser is an individual who has a minimum net worth of $250,000 exclusive of automobile, home and home furnishings.

For an individual to qualify as purchaser of these Common Units, the individual must mark an “x” in box A and box B. The individuals must also mark an “x” in box C and/or box D.

6.            TIME AND PLACE OF PERFORMANCE. The Company and Purchaser agree that delivery of the Common Units and the payment thereof shall take place at the offices of the Company at a time mutually agreeable to all parties. The Company agrees to execute such documents as may be reasonably necessary to effectuate the provisions of this Agreement.

7.            BINDING OBLIGATION. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, executors and assigns.

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IN WITNESS THEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above mentioned.

Gourmet Renee LLC dba Bircus Brewing Co.

By:
Paul H. Miller, Manager

PURCHASER

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Exhibit A

Purchaser’s Allotments

Purchaser	No. of Common Units Purchased	Total Purchase Price	Designated Amount
		$	$

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